Exhibit 99.1

First Quarter Report Quarter ended March 31, 2013

The Wanamaker Building, Philadelphia, Pennsylvania

First Quarter Overview

•                  The first quarter of 2013 produced positive leasing results with total portfolio occupancy of 87% as of March 31, 2013, an increase from 86% at December 31, 2012. The increase in occupancy was achieved with 875,000 square feet of leasing, including 459,000 square feet of renewal leasing and 416,000 square feet of new and expansion leasing. We also renewed rental rates at 3% above expiring leases overall and 6% above expiring leases at our core properties.

•                  In the first quarter of 2013, we reported Funds from Operation (FFO) attributable to common stockholders of $29.3 million, or $0.10 per diluted share. Modified Funds from Operations (MFFO) attributable to common stockholders for the first quarter 2013 was $16.1 million, or $0.05 per diluted share, and excludes the following non-cash items: $7.7 million gain on troubled debt restructuring, $3.2 million straight-line rent adjustment, and $2.4 million amortization of rent intangibles.

•                  During the first quarter we refinanced the Wanamaker Building, lowering the interest rate from 5.38% to 3.83%, which in part contributed to a reduction in our debt balance (at ownership share) from $2.17 billion at December 31, 2012, to $2.08 billion at March 31, 2013. We reduced our debt as a percentage of our December 2012 real estate value from 64.4% at December 31, 2012 to 63.4% at May 15, 2013, following the disposition of the Knoxville, TN, and Wichita, KS, properties. In the first quarter, we were also able to increase our unrestricted cash from $9.7 million at December 31, 2012, to $40.7 million at March 31, 2013.

•                  One of our key areas of focus is to reduce our geographic footprint and decrease our ownership in select core markets, which will allow us to increase operating efficiencies and focus our capital in markets where we believe we can add value. During the quarter, we made progress in this key area through the sale of 5 & 15 Wayside (Burlington, MA) and 600 & 619 Alexander Road (Princeton, NJ), and subsequent to quarter end with the disposal of Knoxville, TN, and Wichita, KS, properties. In January we were also able to reduce our ownership in the Atlanta, Georgia, market through the recapitalization of Paces West, retaining a 10% non-controlling interest.

•                  In 2008, Behringer Harvard began assembling the current management team to focus exclusively on Behringer Harvard REIT I, Inc., and in September 2012 the Company internalized this management team and became a self-managed, independent company, meaning it is no longer advised by Behringer Harvard. As we continue to look forward, we intend to announce a new name for the Company, which will help establish its independent identity and provide clarity to the marketplace. The announcement of this new identity will be communicated this summer to our stockholders and their financial advisors.

Financial Highlights

(in thousands, except per share data)	3 mos. ended	3 mos. ended
Some numbers have been rounded for presentation purposes.	Mar. 31, 2013	Mar. 31, 2012
Modified FFO attributable to common stockholders	$16,128	$7,520
Basic and diluted Modified FFO, per common share	$0.05	$0.03

(in thousands)	As of Mar. 31, 2013
Total assets	$2,985,501
Total liabilities	$2,191,070

Investor Information

A copy of the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov or by written request to the Company at its corporate headquarters. For additional information about Behringer Harvard REIT I, Inc., please contact us at 866.655.3650.

behringerharvard.com/reit1

Reconciliation of Net Income (Loss) to Funds from Operations (FFO) and Modified Funds from Operations (MFFO) attributable to common stockholders

(in thousands, except per share data)	3 mos. ended Mar. 31, 2013	3 mos. ended Mar. 31, 2012
Net income (loss)	$3,978	$(27,840)
Net (income) loss attributable to noncontrolling interests	(12)	41
Real estate depreciation and amortization from consolidated properties	43,857	50,688
Real estate depreciation and amortization from unconsolidated properties	1,493	1,989
Gain on sale or transfer of depreciable real estate	(19,832)	(2,381)
Noncontrolling interests share of above adjustments	(205)	(253)
FFO attributable to common stockholders	$29,279	$22,244

Acquisition expenses	95	—
Straight-line rent adjustment	(3,197)	(7,618)
Amortization of above- and below-market rents, net	(2,408)	(3,540)
Gain on troubled debt restructuring and early extinguishment of debt	(7,660)	(3,587)
Noncontrolling interests share of above adjustments	19	21
MFFO attributable to common stockholders	$16,128	$7,520
Weighted average common shares outstanding - basic	299,192	297,646
Weighted average common shares outstanding - diluted	299,425	297,659
Net income (loss) per common share - basic and diluted (actual)	$0.01	$(0.09)
FFO per common share - basic and diluted (actual)	$0.10	$0.07
MFFO per common share - basic and diluted (actual)	$0.05	$0.03

Note: There are no dilutive securities for purposes of calculating net income (loss) per common share.

This quarterly summary contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this quarterly summary. Such factors include those described in the Risk Factors section of Behringer Harvard REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.